Exhibit 99.1

1875 N. Shoreline Boulevard, Mountain View, CA 94043 Telephone (650) 969-4428 • Fax (650) 969-6121	NEWS RELEASE FOR FURTHER INFORMATION: STEVEN G. LARSON, VP-FINANCE (650) 969-4428 or investorrelations@lasercard.com

LaserCard Corporation to be Acquired by ASSA ABLOY

LaserCard to join the HID Global business unit to expand solutions for the Secure Identity Market

MOUNTAIN VIEW, Calif. – December 20, 2010 – LaserCard Corporation (NASDAQ:LCRD), a leading provider of secure ID solutions, today announced that the company has entered into a definitive agreement to be acquired by ASSA ABLOY AB, at a price of $6.25 per share through a cash tender offer. The total transaction value is approximately $80 million. This per share price represents a premium of approximately 38% over the closing price of LaserCard shares on December 17, 2010 and a premium of 42% over the 20-day average of closing prices. LaserCard will become part of ASSA ABLOY’s HID Global business with LaserCard’s secure identity products, solutions and services complementing HID Global’s identity solution offering.

“The secure identity markets are rapidly growing and the need for enhanced security is driving increased sophistication in identity credentials and systems,” said Robert T. DeVincenzi, president and CEO of LaserCard. “LaserCard is pleased to add its capabilities to the expanding portfolio of customer solutions that HID Global is offering to the market”.

Under the terms of the definitive acquisition agreement, a subsidiary of ASSA ABLOY will commence a cash tender offer to acquire LaserCard’s outstanding shares of common stock at $6.25 per share, net to each holder in cash. Upon satisfaction of the conditions to the tender offer and after such time as all shares tendered in the tender offer are accepted for payment, the agreement provides for the parties to effect, subject to customary closing conditions, a merger to be completed following completion of the tender offer which would result in all shares not tendered in the tender offer being converted into the right to receive $6.25 per share in cash. The transaction is subject to customary closing conditions, including the tender of a majority of the outstanding shares of LaserCard’s common stock based on the number of shares outstanding, including certain options, and is expected to close in LaserCard’s fiscal fourth quarter, ending April 1, 2011. No approval of the stockholders of ASSA ABLOY or its subsidiaries is required in connection with the proposed transaction. The transaction is not subject to a financing condition. Terms of the acquisition agreement were unanimously approved by the board of directors of LaserCard.

Imperial Capital LLC acted as exclusive financial adviser to LaserCard. O’Melveny & Myers LLP acted as counsel to LaserCard.

About LaserCard Corporation

LaserCard Corporation, together with its subsidiaries, is a leading provider of secure ID solutions to governments and commercial clients worldwide. It develops, manufactures, and integrates LaserCard® optical security media cards, encoders, peripherals, smart and specialty cards, biometrics, and modular software. The company’s cards and systems are used in various applications, including citizen identification, border security, government service delivery and facility access. For further information, please visit www.lasercard.com

Forward Looking Statements

This release contains forward-looking statements based on current expectations or beliefs, as well as a number of assumptions about future events, and these statements are subject to factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. The reader is cautioned not to put undue reliance on these forward-looking statements, which are not a guarantee of future performance and are subject to a number of uncertainties and other factors, many of which are outside the control of ASSA ABLOY and LaserCard. The forward-looking statements in this document address a variety of subjects including, for example, the expected date of closing of the acquisition. The following factors, among others, could cause actual results to differ materially from those described in these forward-looking statements: the unsuccessful completion of the tender offer; matters arising in connection with the parties’ efforts to comply with and satisfy applicable regulatory approvals and closing conditions relating to the transaction; increased competition and technological changes in the industries in which ASSA ABLOY’s HID Global business and LaserCard compete and other events that could negatively impact the completion of the transaction, including industry, economic or political conditions outside of our control.

Important Information Will Be Filed with the SEC

The tender offer for the outstanding shares of common stock of LaserCard has not yet commenced. No statement in this document is an offer to purchase or a solicitation of an offer to sell securities. At the time the tender offer is commenced, ASSA ABLOY Inc. and a wholly-owned subsidiary of ASSA ABLOY AB will file a tender offer statement on Schedule TO with the Securities and Exchange Commission, and LaserCard will file a solicitation/recommendation statement on Schedule 14D-9 with respect to the tender offer. The tender offer statement (including an offer to purchase, a related letter of transmittal and other offer documents) and the solicitation/recommendation statement will contain important information that should be read carefully before any decision is made with respect to the tender offer. These materials will be sent free of charge to all stockholders of LaserCard. In addition, all of these materials (and all other materials filed by LaserCard with the Securities and Exchange Commission) will be available at no charge from the Securities and Exchange Commission through its website at http://www.sec.gov. Free copies of the offer to purchase, the related letter of transmittal and certain other offering documents may be obtained by directing such requests to Alliance Advisors, the information agent for the tender offer, at (973) 873-7710 for banks and brokers or (866) 329-8434 for stockholders and all others.